Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES BARNETT SHALE FARMOUT AGREEMENT,
WORK-IN-PROGRESS, REVISED 2009 CAPEX BUDGET AND CONFERENCE CALL AND WEBCAST
MIDLAND, Texas, (BUSINESS WIRE), February 12, 2009 - Parallel Petroleum Corporation (NASDAQ: PLLL) announced today that it has entered into a farmout agreement with Chesapeake Energy Corporation (NYSE:CHK) related to its Barnett Shale gas project. Details of the farmout agreement are discussed below. Also included in this press release is a discussion of Parallel’s work-in-progress as of December 31, 2008 and its revised 2009 capital investment (CAPEX) budget. The Company’s management will host a conference call and webcast to discuss the information in this press release on Friday, February 13, 2009 at 11:00 a.m. Eastern time (10:00 a.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Barnett Shale Farmout Agreement
On February 11, 2009, Parallel and Chesapeake Energy Corporation entered into a farmout agreement related to Parallel’s approximate 35% interest in their Barnett Shale gas project. Under the farmout agreement, for all wells drilled on Parallel’s Barnett Shale leasehold from November 1, 2008 through December 31, 2016, Parallel has agreed to assign to Chesapeake 100% of Parallel’s leasehold in the Barnett Shale, subject to the following terms:
•	All wells drilled from November 1, 2008 through December 31, 2009, and all wells drilled during each succeeding calendar year through 2016 will be treated as a separate project or payout period, creating eight (8) separate projects or payout periods.
•	At the time Chesapeake commences the drilling of a well during one of the payout periods, Parallel will assign to Chesapeake 100% of its leasehold interest within the subject unit or lease, reserving and retaining a 50% reversionary interest that will vest after Chesapeake recovers 150% of its costs for a particular payout period. Until 150% payout has been reached, Chesapeake will fund 100% of Parallel’s costs for drilling, completing and operating wells during the payout period.
•	On each project, Chesapeake is entitled to receive all revenues from Parallel’s reversionary interest until Chesapeake receives revenues totaling 150% of the drilling, completion and operating costs Chesapeake incurs in funding Parallel’s reversionary interest.
•	Upon reaching the 150% payout level for a given project, 50% of the interest assigned to Chesapeake will revert back to Parallel.
•	After 150% project payout, Parallel will pay all costs and receive all revenues attributable to its 50% reversionary interest in each project.
•	For all wells drilled after January 1, 2017, Parallel will pay all costs and receive all revenues attributable to its 50% reversionary interest.
•	Parallel is retaining all of its interest in wells commenced prior to November 1, 2008, except for three (3) wells commenced in late October 2008. Parallel is retaining all of its interest in approximately 90 gross (22.4 net) producing wells and 31 gross (9.49 net) wells in progress.
Parallel estimates that its Barnett Shale leasehold operated by Chesapeake and subject to the farmout agreement is approximately 25,600 gross (9,300 net) acres. Parallel anticipates that approximately 61 gross (10.0 net) wells will be drilled and included in the 2009 payout period from November 1, 2008 through December 31, 2009. Payout of each project will depend on drilling and completion costs, timing of completion and pipeline connection to sales, and natural gas prices, among other matters.
-more-

Parallel Petroleum Announces Barnett Shale Farmout Agreement,
Work-in-Progress, Revised 2009 CAPEX Budget, and Conference Call and Webcast
February 12, 2009

Work-in-Progress Well Operations
As of December 31, 2008, the Company had 37 gross (13.26 net) wells in progress. Of the 37 gross wells, 34 gross (12.12 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 3 gross (1.14 net) wells were drilling. Of the 34 wells that were shut-in awaiting pipeline, completing or awaiting completion, 31 gross (9.49 net) wells were in the Barnett Shale, 2 gross (1.75 net) wells were in the Wolfcamp, and 1 gross (0.88 net) well was in the Permian Basin. Of the 3 wells that were drilling, 1 gross (0.01 net) well was drilling in the Wolfcamp, and 1 gross (0.88 net) well was drilling in the Permian Basin, and 1 gross (0.25 net) well was drilling in the Cotton Valley. Please refer to Table 1 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of December 31, 2008.
Revised 2009 CAPEX Budget
Parallel’s revised 2009 CAPEX budget is approximately $29.1 million. This is a 76% decrease when compared to the $118.8 million preliminary 2009 CAPEX budget that the Company announced in its November 3, 2008 field operations press release. The $89.7 million decrease is associated with reduced expenditures in the Company’s North Texas Barnett Shale gas project as a result of its farmout agreement with Chesapeake and decreases in previously planned drilling activity in the New Mexico Wolfcamp gas and Permian Basin oil projects and is allocated as follows: $51.5 million decrease in the Barnett Shale, $9.7 million decrease in the Wolfcamp, $28.3 million decrease in the Permian Basin, and $0.2 million net decrease in the Company’s other projects.
Parallel’s $29.1 million revised 2009 CAPEX budget includes approximately $26.7 million for the completion of approximately 37 gross (13.3 net) wells that were in progress as of December 31, 2008, the drilling and completion of approximately 7 gross (4.4 net) new wells, and the workover or conversion-to-injection of approximately 22 gross (19.3 net) existing wells. Approximately $2.4 million of the budget is allocated for the purchase of leasehold and seismic data. Of the total $29.1 million revised CAPEX budget, Parallel has budgeted approximately $12.1 million for its Permian Basin oil projects, approximately $10.2 million for completion of previously drilled wells in its Barnett Shale gas project and approximately $5.2 million for its New Mexico Wolfcamp gas project. The remainder of the 2009 budget will be allocated to the Company’s other projects. Please refer to Table 2 at the end of this press release for further information pertaining to the revised 2009 CAPEX budget, as it compares to the preliminary budget that was announced on November 3, 2008.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “During 2009, our top priorities are to maximize liquidity and maintain financial flexibility by funding our $29.1 million CAPEX budget out of operating cash flow, while positioning ourselves to capitalize on potential growth opportunities. In November 2008, we announced a $118.8 million preliminary CAPEX budget for 2009, which included $61.7 million for the non-operated Barnett Shale gas project. Because of our farmout to Chesapeake, our 2009 capital requirements for the Barnett Shale gas project have dropped 80% to $10.2 million for the estimated completion costs of the 31 gross (9.49 net) wells that were in progress at year-end 2008.”
Oldham further commented, “Due to the current disconnect between low oil and natural gas prices and the relatively high cost of goods and services, we are also reducing our 2009 CAPEX budget in our Permian oil projects and our New Mexico Wolfcamp gas project, all of which are under company control. We will continue to monitor commodity markets, service costs, economic conditions and other factors and may further adjust our $29.1 million 2009 CAPEX budget based upon product prices, service costs and workover project inventory, among other factors. In the meantime, these measures will help us through these challenging times.”
-more-

Parallel Petroleum Announces Barnett Shale Farmout Agreement,
Work-in-Progress, Revised 2009 CAPEX Budget, and Conference Call and Webcast
February 12, 2009

Table 1 — Work-in-Progress Well Operations
The following Table 1 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of December 31, 2008.
TABLE 1

WORK-IN-PROGRESS WELL OPERATIONS
AS OF DECEMBER 31, 2008

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Completing	3	0.78
Awaiting completion	20	6.24
Shut-in, awaiting pipeline	8	2.47

Total Barnett Shale (1)	31	9.49

New Mexico Wolfcamp
Drilling	1	0.01
Awaiting completion	2	1.75

Total Wolfcamp	3	1.76

West Texas Permian Basin
Drilling	1	0.88
Awaiting completion	1	0.88

Total Permian Basin	2	1.76

East Texas Cotton Valley
Drilling	1	0.25

TOTAL	37	13.26

(1)	The Barnett Shale work-in-progress includes 5 gross (1.56 net) wells that were in progress at year-end 2007 but does not include 13 gross (1.76 net) wells that were drilled from November 1, 2008 through December 31, 2008. These 13 gross (1.76 net) wells will be included in the first project payout period ended December 31, 2009 under the farmout agreement between Parallel and Chesapeake Energy Corp.
-more-

Parallel Petroleum Announces Barnett Shale Farmout Agreement,
Work-in-Progress, Revised 2009 CAPEX Budget, and Conference Call and Webcast
February 12, 2009

Table 2 — Revised 2009 CAPEX Budget Compared to Preliminary 2009 CAPEX Budget
The following Table 2 represents Parallel’s revised 2009 CAPEX budget compared to the preliminary 2009 CAPEX budget that was announced on November 3, 2008.
TABLE 2
REVISED 2009 CAPEX BUDGET COMPARED TO PRELIMINARY 2009 CAPEX BUDGET

	CAPEX Budget ($MM)
	Revised	Preliminary	Increase
AREA/PROPERTY	2009	2009	(Decrease)	Comments - Revised 2009 vs Preliminary 2009 Budgets

Resource Projects
Barnett Shale	$10.2	$61.7	$(51.5)	• Farmed out to Chesapeake Energy Corp
New Mexico Wolfcamp	5.2	14.9	(9.7)	• 6 fewer new wells and increase in workovers

Total Resource Projects	$15.4	$76.6	$(61.2)

Permian Basin of West Texas
Fullerton San Andres	$1.3	$2.0	$(0.7)	• 2 fewer new wells and increase in workovers
Carm-Ann San Andres	0.9	0.4	0.5	• Increased secondary recovery activity
Harris San Andres	2.1	15.8	(13.7)	• 20 fewer new wells and decrease in workovers
Diamond M Shallow	0.3	0.7	(0.4)	• 9 fewer dual injection strings
Diamond M Canyon Reef	6.7	19.5	(12.8)	• 17 fewer new wells and increase in workovers
Other Permian Basin	0.8	2.0	(1.2)	• Decreased maintenance costs

Total Permian Basin	$12.1	$40.4	$(28.3)

Onshore Gulf Coast of South Texas	$0.8	$0.2	$0.6	• 1 additional new well and increased leasehold costs

Other Projects
East Texas	$0.7	$1.5	$(0.8)	• 1 less new well
Utah/Colorado	0.1	0.1	—

Total Other Projects	$0.8	$1.6	$(0.8)

GRAND TOTAL	$29.1	$118.8	$(89.7)

-more-

Parallel Petroleum Announces Barnett Shale Farmout Agreement,
Work-in-Progress, Revised 2009 CAPEX Budget, and Conference Call and Webcast
February 12, 2009

Conference Call and Webcast Information
Parallel’s management will host a conference call and webcast to discuss the information in this press release on Friday, February 13, 2009 at 11:00 a.m. Eastern time (10:00 a.m. Central time). To participate in the call, dial 888-680-0865 or 617-213-4853, Participant Passcode 95148612, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 83820016.
Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at www.theconferencingservice.com/prereg/key.process?key=P3NPJ8XFJ. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;
•	the Company’s growth strategy;
•	changes in oil and natural gas prices;
•	operating risks;
•	availability of drilling equipment;
•	outstanding indebtedness;
•	weaknesses in our internal controls;
•	the inherent variability in early production tests;
•	uncertainties inherent in estimating production rates;
•	the availability and capacity of natural gas gathering and transportation facilities;
•	the period of time that our oil and natural gas wells have been producing;
•	changes in interest rates;
•	dependence on weather conditions;
•	seasonality;
•	expansion and other activities of competitors;
•	changes in federal or state environmental laws and the administration of such laws; and
•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
###